PROSPECTUS Dated January 24, 2001 PROSPECTUS SUPPLEMENT Dated January 24, 2001	Pricing Supplement No. 2 to Registration Statement No. 333-47576 January 25, 2001 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$450,000,000	Settlement Date: (Original Issue Date):	February 1, 2001
Maturity Date:	February 2, 2004	Initial Interest Reset Date:	May 2, 2001
Interest Accrual Date:	February 1, 2001	Interest Reset Dates:	Same as Interest Payment Dates
Interest Payment Dates:	Each February 2, May 2, August 2 and November 2, commencing May 2, 2001	Interest Reset Period:	Quarterly
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Base Rate:	LIBOR	Reporting Service:	Telerate (page 3750)
Index Maturity:	3 Months	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.30% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	U.S. Dollars	Agent:	Morgan Stanley & Co. Incorporated
Interest Payment Period:	Quarterly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745ERD5

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER

ORMES CAPITAL MARKETS, INC.

THE WILLIAMS CAPITAL GROUP, L.P.

Plan of Distribution:

          On January 21, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 96.67%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .33% of the principal amount of these Senior Floating Rate Notes.

Name	Principal Amount of Senior Floating Rate Notes
Morgan Stanley & Co. Incorporated	$442,000,000
Ormes Capital Markets, Inc.	4,000,000
The Williams Capital Group, L.P.	4,000,000
Total	$450,000,000 ===========